U.S. Aerospace, Inc. and Antonov to Bid on U.S. Air Force Tanker Program

Manufacturer of World’s Largest Aircraft

Largest Defense Contract in History

Press Release Source: U.S. Aerospace, Inc. On Tuesday July 6, 2010, 9:05 am EDT

LOS ANGELES—(BUSINESS WIRE)—U.S. Aerospace, Inc. (OTCBB: USAE), an aerospace and defense contractor, today announced that it has entered into a Strategic cooperation agreement with Antonov to bid on the request for proposal to supply 179 aerial refueling tankers to the U.S. Air Force.

The airframes will be built in Ukraine by Antonov, with final assembly at a new U.S. Aerospace, Inc. facility in the United States. The KC-X Tanker Modernization Program, expected to be the largest contract in Pentagon history, represents the first step of the strategic cooperation between Antonov and U.S. Aerospace, Inc. to supply and service aircraft to the U.S. military and commercial aircraft markets.

Antonov designed, built and operates the world’s largest aircraft, the AN-225, which provides strategic airlift capabilities for the U.S. Department of Defense and others. Antonov and U.S. Aerospace, Inc. will bid three models for the KC-X program, the AN-124-KC, AN-122-KC, a twin-engine variant of the AN-124-100 with advanced engines, electronics and avionics, and AN-112-KC, an updated airframe designed specifically to meet the tanker program requirements.

“Antonov’s participation in the U.S. Air Force tanker bid with U.S. Aerospace, Inc. is an historic opportunity for Antonov to showcase its premier design, engineering and manufacturing capabilities to the world,” said Dmytro S. Kiva, President and General Designer of Antonov. “We are extremely pleased to have entered into this agreement with U.S. Aerospace, Inc., and are looking forward to the long-term mutual benefits of our partnership.”

“We are honored to be partnering with the world’s premier designer and manufacturer of large transport aircraft,” said Jerrold S. Pressman, Chairman of U.S. Aerospace, Inc. “We are particularly impressed by Mr. Kiva’s strong leadership and vision for the future. Together we can deliver the U.S. Air Force a superior tanker at the most competitive price.”

About Antonov

Since 1946, Antonov Aeronautical Scientific/Technical Complex has designed and manufactured dozens of different types of aircraft, including the world’s first and second largest aircraft, the AN-225 Mriya and AN-124 Condor strategic airlifters, and the AN-148 and AN-158 commercial airliners. The legendary Antonov Design Bureau is renowned for its expertise in the design and construction of large military transport aircraft. Antonov is a state-owned commercial company, with design, engineering, construction, manufacturing, maintenance, hangar and servicing facilities in Kiev, Ukraine, where it also operates Antonov Airlines and Antonov Airport.

For further information please visit the Antonov’s website at http://www.antonov.com.

About U.S. Aerospace, Inc.

U.S. Aerospace, Inc. is a publicly traded aerospace and defense contractor based in Southern California. U.S. Aerospace is an emerging world-class supplier to the U.S. Department of Defense, U.S. Air Force, Lockheed Martin Corporation (NYSE: LMT — News), L-3 Communications Holdings, Inc. (NYSE: LLL — News), the Middle River Aircraft Systems subsidiary of General Electric Company (NYSE: GE — News), and other aerospace companies, commercial aircraft manufacturers and prime defense contractors. The Company supplies aircraft assemblies, structural components and highly-engineered, precision-machined details for commercial and military aircraft. It is also a leading manufacturer and remanufacturer of specialized aircraft machining tools, including vertical boring mills and large Vertical Turning Centers used to manufacture the largest jet engines, airplane landing gear, and other precision components. U.S. Aerospace has offices and production facilities in Santa Fe Springs and Rancho Cucamonga, California.

For further information please visit the Company’s website at http://www.usaerospace.com.

Forward Looking Statements

Except for statements of historical fact, the matters discussed above are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the Company’s control, that may cause actual results to differ materially from stated expectations. These risk factors include, among others, dependence on its key supplier, limited capital resources, intense competition, government regulation, and difficulty in aerospace product and parts manufacturing; as well as additional risks factors discussed in the reports filed by the Company with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov. Except as required by law, the Company undertakes no obligation to update any information.

Contact:

For Antonov ASTC:
Dmytro S. Kiva, President, +380-44-443-0200
or
For U.S. Aerospace, Inc.:
Investor Relations Services, +1-386-409-0200